Exhibit 19

POLICY STATEMENT

Insider Trading

Introduction

While performing their duties, directors, officers and employees of RCM Technologies, Inc. and its subsidiaries (collectively, “RCM” or the “Company”) may learn material, nonpublic information about RCM or another company. This information may be valuable to those who trade in RCM’s stock or the stock of other companies. It is the law, as well as in the interest of the Company, that this information not be disclosed to anyone outside RCM and that no one profit as a result of having information not available to the general public.

This Policy Statement states RCM’s policy regarding insider trading, provides procedures to limit the release of such information and gives guidance to directors, officers and employees of RCM regarding their individual obligations regarding insider trading.

RCM is committed to protecting its confidential information. The ethical and business principles that are the foundation of this Policy Statement may be broader than the stringent requirements of federal securities laws. However, the confidence and trust placed in all of us by the Company and its stockholders are of great value and should be preserved and protected. The reputation of RCM and each employee for integrity and professionalism are important Company and personal assets.

This policy regarding insider trading is not designed or intended to discourage RCM personnel from investing in RCM securities; indeed, we encourage investment in our stock by our employees. The Policy Statement creates a program and procedures to protect our employees and the Company from inadvertent violations of the policy and the laws against insider trading.

The Policy A director, officer or employee of RCM who is in possession of or who has knowledge of material, non-public information regarding or relating to RCM or any other company may not
●	buy or sell securities of RCM or that company, based on the use of the material nonpublic information
●	communicate that information to others, or
●	in any other way, take advantage of that information.

Scope of the Policy

The Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. The Policy Statement applies to all directors, officers and employees of RCM and the immediate families and personal households of such directors, officers and employees.

Legal Considerations Relating To Material, Nonpublic Information

Insider trading is a serious legal concern for both employees and the Company. The law provides for significant civil and criminal penalties for insider trading violations.

Some of those penalties are imposed upon individuals who use material, nonpublic information for their own gain. Civil and criminal liability could also extend to an employee who “tips” another person about material, non-public information where that person, in turn, buys or sells stock.

There is a wide range of potential sanctions for a person found to have engaged in insider trading. Besides requiring disgorgement of profits gained or losses avoided, the Securities and Exchange Commission (the “SEC”) may seek to impose a penalty of up to three times the illicit windfall. In addition, the government may seek a criminal fine of up to $1,000,000 and/or ten years imprisonment. By passing laws with strong criminal penalties, Congress has expressed its intent that each person convicted of insider trading serve a jail term.

Federal securities law also creates a strong incentive for the Company to deter insider trading by its employees. Employers now may be held liable if they know of or recklessly disregard employee conduct leading to an insider trader violation. Companies may face treble civil damages and criminal fines totaling up to $2,500,000 imposed by the SEC. In addition, private litigants may also be able to make significant claims against the Company.

The penalties for employers and employees are different, however, and there may be situations in which the concerns of the Company and an employee accused of insider trading diverge. This contrasts with most litigation, in which an employer typically reinforces and supports the actions of its directors, officers and employees. Consequently, an employee who trades on material, nonpublic information should not expect the Company to protect his or her interests.

Some Guidelines

After reading this Policy Statement, you may have already become more aware of situations in which you may possess information that may be considered material, non-public information. Consider these general rules when you are presented with a situation that may concern you.

You Should Presume Information Is “Material.” Information should be considered material if it would be considered important by investors making decisions whether to purchase, sell or hold the securities of the company in question. Stated another way, information should be considered material if it would alter the total mix of information available to the public. Either positive or negative information may be material.

Examples of material information include:

●    earnings or revenue results

●    a merger or acquisition proposal

●    new business ventures, partnerships or agreements, or a change in existing ventures, partnerships or agreements

●    new product developments

●    new business information relating to changes in management, operations or financial condition, such as impending bankruptcy or financial problems of a customer, and

●    the gain or loss of a substantial customer or supplier.

You Should Presume Information Is “Nonpublic.” Information should be treated as being nonpublic unless a reasonable period of time has passed, usually two business days, since it has been distributed by means likely to result in a general public awareness of the information, for example, by publication of the information in a daily newspaper.

Trading By Directors, Officers and Other Employees

At the end of every quarter, RCM will announce financial information about the Company’s performance. That information may be better, or worse, than people who trade in the Company’s stock expect. Due to the potential impact of the release of financial information at the end of each quarter on the price of the Company’s stock, it is important to avoid any appearance of impropriety which might result if employees of the Company trade RCM stock near the end of a quarter. Therefore, the Company has instituted what it refers to as the “Black-Out Period” for directors, officers and others who may have access to this information in the course of their duties. Please see the attached discussion of Black-Out Periods and Trading Windows to determine if you are subject to these trading restrictions.

Short‑Term Trading, Options and Certain Other Transactions

RCM strongly discourages directors, officers and employees from engaging in the following four activities with respect to the securities of RCM:

1. Trading in securities on a short‑term basis. Any RCM stock purchased in the open market should be held for a minimum of six (6) months and ideally longer. Directors and officers of RCM are subject to “short‑swing profit recovery” for any profit realized on the purchase and sale or sale and purchase of RCM securities within any six-month period.

2. Purchases of Company stock on margin.

3. Short sales and sales against the box.

4. Trading in puts, calls and straddles on RCM stock.

Compliance and Sanctions

RCM directors, officers and employees are personally responsible for ensuring that they and members of their immediate families and personal households comply with the provisions and intent of this Policy Statement. Violations of this Policy Statement will be viewed seriously. Such violations provide grounds for disciplinary action, including dismissal.

Summary

RCM has set forth a broad policy designed to limit the possibility of insider trading. However, insider trading is a complex area of the law and there are many circumstances in which an individual may be legitimately unsure about the application of this Policy Statement. In these situations, a simple question may forestall disciplinary action or complex legal problems. Please do not hesitate to direct any questions to the Chief Financial Officer, or, in his absence, to the Company’s General Counsel.

On the last page is an Acknowledgment and Disclosure Form certifying that you have read this Policy Statement. After you have read this document, please sign the Acknowledgment and Disclosure Form where indicated and return it to the Chief Financial Officer. Thank you for your cooperation.

RCM Technologies, Inc.

Black-Out Periods and Trading Windows

for Directors, Officers and Designated Employees

Purpose of Black-Out Periods and Trading Windows

As part of RCM’s Policy Statement on Insider Trading, the Company has established Black-Out Periods and Trading Windows for trading in RCM stock for certain individuals.

Persons Subject to Black-Out Periods and Trading Windows

Effective as of August 1, 2003, the following classes of persons are subject to Black-Out Periods and Trading Windows:

Class of Persons	Includes:

● Directors of RCM	● The RCM Board of Directors

● Officers of RCM	● All persons with, or ranking senior to, the title of Vice President at RCM.

● Designated Employees: other employees with access to material non-public information during the ordinary course of their duties	● Employees in the Finance and Accounting Departments. Administrative-Assistants reporting to Officers and or Directors.

If you have any questions about whether you are subject to Black-Out Periods and Trading Windows, please contact the Chief Financial Officer.

Black-Out Periods

The standard Black-Out Period will commence at 12:00 a.m., Eastern time, on the fifteenth (15th) day of the last month of each quarter (March 15, June 15, September 15 and December 15) and will end at 11:59 p.m., Eastern time, on the second (2nd) trading day after the public announcement of the Company’s earnings for the quarter. During the Black-Out Period, all Directors, Officers and Designated Employees are expected to refrain from buying or selling the Company’s securities.

The foregoing prohibition does not include:

●

The cash exercise of stock options granted under the Company’s stock plans. (Note, however, that a same day “cashless exercise” of stock options through a broker is considered a sale of securities for this purpose and is prohibited.)

●	purchases of stock under the Employee Stock Purchase Plan.

●	bona fide gifts of securities or certain other transfers of securities that are not considered a sale, such as a transfer to a family member or into a family trust.

Trading Windows

When a Black-Out Period is not in effect, a “Trading Window” is open and Directors, Officers, and Designated Employees may buy or sell RCM securities.

The Trading Window is
●

open at 12:00 a.m., Eastern time, on the third (3rd) trading day after the public announcement of the Company’s earnings and remains open through 11:59 p.m., Eastern time, on the fourteenth (14th) day of the last month of each quarter (March 14, June 14, September 14 and December 14), and

●	open for a period of five (5) business days beginning on the first business day following the effective date of a Registration Statement of RCM securities during any Black-Out Period.

Below is a table which shows the Black-Out Periods and Trading Windows applicable during a typical year. Please note that the dates set forth in the table with an “*” are approximations only. The Trading Windows could open earlier or later depending upon the public release of the Company’s earnings.

Black-Out Period
Trading Window

1st Quarter			2nd Quarter			3rd Quarter			4th Quarter

Jan	Feb	Mar	April	May	June	July	Aug	Sept	Oct	Nov	Dec

Open: Feb 1* – March 14 Closed: Mar 15 – Apr 30*	Open: May 1* – June 14 Closed: June 15 – July 31*	Open: Aug 1* – Sept. 14 Closed: Sept 15 – Oct 31*	Open: Nov 1* – Dec 14 Closed: Dec 15 – Jan 31*

Additional Black-Out Periods; Early Closing of Trading Windows

Additional Black-Out Periods may be imposed during the course of an otherwise open Trading Window and existing Black-Out Periods may be extended. Usually this will occur when the Company is imminently considering some significant decision, for example, a public offering of securities, an acquisition, or a major commercial transaction. At those times, you will receive a separate communication from the Chief Executive Officer or the Chief Financial Officer advising of the commencement of a special Black-Out Period or an extension of a regular Black-Out Period. We will attempt to give you as much advance notice as possible of additional Black-Out Periods, but given the nature of the transaction involved, you may receive very short notice.

Special Circumstances During Black-Out Periods

The Chief Financial Officer , after conferring with the Chief Executive Officer, may, but will not be obligated to, approve trades of the Company during a Black-Out Period, provided that (1) the individual proposing to engage in such a trade provides a valid reason to justify the trade, such as hardship or a desire to purchase stock to demonstrate support for the Company; (2) the individual provides the amount and terms of any proposed transactions prior to the commencement of the Black-Out Period; and (3) the individual proposing to trade has certified prior to the proposed trade date that such individual is not in possession of material non-public information concerning the Company.

Pre-Clearance of Trades by Directors and Executive Officers

To further insure compliance with securities laws and to be certain insider sales do not create any adverse impression in the market, all trades by executive officers or directors should be pre-cleared in advance by the Chief Executive Officer or the Chief Financial Officer.

RCM TECHNOLOGIES, INC.

POLICY STATEMENT

INSIDER TRADING

Acknowledgment and Disclosure Form

Please review, date, sign and return this form to the Human Resources Director.

1.	I have received a copy of the POLICY STATEMENT – INSIDER TRADING.

2.	I have read and understand the POLICY STATEMENT – INSIDER TRADING and agree to comply with its terms.

3.

I understand that a violation of the POLICY STATEMENT – INSIDER TRADING may be considered grounds for termination of my employment or other disciplinary action by RCM Technologies, Inc. and may lead to civil or criminal liability.

Date: _______________________
(Signature)

(Name - please print)